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                                                                    Exhibit 3(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

               Raychem Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

               FIRST, that at a meeting of the Board of Directors of Raychem Corporation held on August 15, 1997, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the corporation, declaring the amendment to be advisable and authorizing the corporation to submit such amendment to the stockholders of the corporation at the next meeting of the stockholders of the corporation for consideration and approval of the proposed amendment. The resolution setting forth the text of the proposed amendment is as follows:

               Article 4 of the Amended and Restated Certificate of Incorporation is amended to read as follows:

               Paragraph A shall be replaced and amended to read as follows:

                      A. Authorized capital. The Corporation is authorized to issue one hundred sixty five million shares of stock (165,000,000) divided into two classes of shares of stock, one class designated "common," the other designated "preferred." The total number of common shares authorized is one hundred fifty million (150,000,000), each such share to have par value of $1.00. The total number of preferred shares authorized is fifteen million (15,000,000), each such share to have par value of $1.00. Upon the effectiveness of the Amendment of Amended and Restated Certificate of Incorporation, including this sentence, each share of Common Stock then outstanding shall be subdivided into two shares of Common Stock.

               Paragraph B, subparagraph (1) shall be replaced and amended to read as follows:

                      (1) General. There is hereby authorized a series of common shares which shall be designated and known as Common Stock (the "Common Stock").


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                      The number of shares constituting Common Stock shall be
                      one hundred fifty million (150,000,000).

               SECOND, that said Amendment of Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               THIRD, the Amendment of the Amended and Restated Certificate of Incorporation provided herein shall become effective at 5:00 p.m. Eastern Standard Time on November 17, 1997.

               IN WITNESS WHEREOF, Raychem Corporation has caused this Certificate of Amendment to be signed by Richard A. Kashnow, its President, Chief Executive Officer, and Chairman of the Board, this 7th day of November, 1997.



                                       /s/ Richard A. Kashnow
                                       ---------------------------------------
                                       Richard A. Kashnow
                                       President, Chief Executive Officer, and
                                       Chairman of the Board